UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 17, 2025

MINERALYS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41614	84-1966887
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 N. Radnor Chester Road, Suite F200 Radnor, Pennsylvania 19087
(Address of principal executive offices) (Zip Code)
(888) 378-6240
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MLYS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.
On June 17, 2025, Mineralys Therapeutics, Inc. (the Company) issued a press release announcing positive topline data from its Phase 2 Explore-CKD trial evaluating the safety and efficacy of 25 mg of lorundrostat in subjects with hypertension and comorbid chronic kidney disease (CKD). A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.
In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in that filing.
Item 8.01. Other Events.
On June 17, 2025, the Company announced positive topline data from its Phase 2 Explore-CKD trial evaluating the safety and efficacy of 25 mg of lorundrostat in subjects with hypertension and comorbid CKD.
Efficacy, Safety and Tolerability Results
The Explore-CKD trial was a randomized, double-blind, placebo controlled, crossover trial. This phase 2 trial was designed to evaluate efficacy in terms of systolic blood pressure (BP) and urine albumin-to-creatinine ratio (UACR) reduction, and safety of four-week 25 mg once daily lorundrostat added to a background treatment that included a sodium-glucose cotransporter 2 inhibitor and an angiotensin-converting enzyme inhibitor (ACEi) or an angiotensin receptor blocker (ARB) in CKD subjects with an estimated glomerular filtration rate (eGFR) ≥ 30 mL/min/1.73m2 and albuminuria (UACR of 200-5,000 mg/g). The trial was highly statistically significant and was clinically meaningful in both of these endpoints and demonstrated a favorable safety and tolerability profile.
Explore-CKD Phase 2 Trial (N=59)

	Placebo	Lorundrostat 25 mg	Placebo-adjusted
Change in systolic BP (mmHg)*	-1.76	-9.25	-7.5 (p=0.0024)
Change in spot UACR (mg/g)	-6.60%	-30.51%	-25.60% (p=0.0015)
Change in eGFR** (mL/min/1.73m2)	-2.20%	-6.78%	-4.58% (p=0.0362)
Treatment Emergent Adverse Events (TEAEs) leading to discontinuation of study drug	1/57 (2%)	2/58 (3%)
Confirmed hyperkalemia*** (K + >6.0 mmol/L)	0/59 (0%)	3/58 (5%)
BP, blood pressure; UACR, Urine albumin-to-creatinine ratio; TEAE, Treatment-emergent adverse event
* Primary endpoint.
** Cystatin-C formula, a surrogate biomarker of renal function not subject to MATE1 transport and elimination in the glomeruli of the kidney.
*** Per protocol Systolic BP, UACR, and eGFR estimates and p values from Mixed Effects Model for a crossover trial with multiple baselines.
Serious Adverse Events were reported in two subjects (3%) during the lorundrostat treatment period and none during the placebo treatment period. TEAEs leading to discontinuation occurred in one subject (2%) during the placebo treatment period and in two subjects (3%) during the lorundrostat treatment period.
During lorundrostat treatment, one subject discontinued treatment due to elevation of potassium associated with reduced eGFR and one subject discontinued treatment due to reduction in eGFR alone. During the lorundrostat treatment period, an anticipated, modest decrease in mean eGFR was observed (-6.8% lorundrostat, -4.6% mL/min/1.73m2 placebo-adjusted). Reduction in eGFR is also seen with other renin-angiotensin-aldosterone pathway inhibitors, including ACE inhibitors, ARBs and mineralocorticoid receptor antagonists (MRAs). This is the result of a reduction in the deleterious over-perfusion of glomeruli due, in part, to reduced blood pressure.

These findings add to a growing body of evidence supporting the efficacy and safety of aldosterone synthase inhibitors in addressing the underlying mechanisms of hypertension, including in individuals with comorbid CKD. The reduction in UACR observed in this trial is consistent with the potential of lorundrostat to have renal protective effects.
The Explore-CKD trial was designed to provide data that augments the antihypertensive profile of lorundrostat by evaluating the efficacy and safety of lorundrostat in subjects with compromised renal function. The Company had already completed three trials of lorundrostat for the treatment of subjects with uncontrolled hypertension, including resistant hypertension, the pivotal Phase 3 Launch-HTN and Phase 2 Advance-HTN trials, and the Phase 2, dose-ranging, Target-HTN trial, which demonstrated clinically meaningful reductions in systolic BP and a favorable safety and tolerability profile. The Company continues to study lorundrostat in the ongoing, open-label Transform-HTN extension trial, which is evaluating long-term efficacy, safety, and tolerability. Additionally, the Explore-OSA trial, initiated in the first quarter of 2025, continues to enroll subjects with OSA and uncontrolled hypertension.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release Issued on June 17, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2025	MINERALYS THERAPEUTICS, INC.

	By:	/s/ Adam Levy

	Name:	Adam Levy

	Title:	Chief Financial Officer and Secretary